Exhibit 99.1

BOA Acquisition Corp. II Announces the Separate Trading of Its Class A Ordinary Shares and Rights,

Commencing on August 14, 2026

Washington, D.C., August 13, 2026 (PR NEWSWIRE) — BOA Acquisition Corp. II (the “Company”) today announced that, commencing on August 14, 2026, holders of the units (the “Units”) sold in the Company’s initial public offering may elect to separately trade the Company’s Class A ordinary shares (the “Ordinary Shares”) and rights (the “Rights”) included in the Units.

The Ordinary Shares and Rights received from the separated Units will trade on The Nasdaq Stock Market (“Nasdaq”) under the symbols “THEO” and “THEOR,” respectively. Units that are not separated will continue to trade on Nasdaq under the symbol “THEOU.” Holders of Units will need to have their brokers contact Odyssey Transfer and Trust Company, LLC, the Company’s transfer agent, in order to separate the Units into Ordinary Shares and Rights.

The Company was formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an acquisition opportunity at any stage of development and in any industry or geography, the Company intends to focus its search on opportunities involving direct investments in real estate and infrastructure assets, particularly within the energy, telecommunications and transportation sectors.

The Units were initially offered by the Company in an underwritten offering. D. Boral Capital LLC acted as sole book-running manager of the offering. Copies of the prospectus relating to the offering may be obtained from D. Boral Capital LLC, 590 Madison Avenue, 39th Floor, New York, NY 10022, by email at dbccapitalmarkets@dboralcapital.com, or by telephone at (212) 970-5150.

The registration statement on Form S-1, as amended (File No. 333-290732), relating to the securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on August 3, 2026. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements.” No assurance can be given that the Company will ultimately complete a business combination transaction. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s offering filed with the U.S. Securities and Exchange Commission (the “SEC”). Copies of these documents are available on the SEC’s website at www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Benjamin A. Friedman

BOA Acquisition Corp. II

Phone: (888) 211-3261

Email: investors@friedmancap.com